Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of September 30, 2024 (the “Effective Date”), is between IGM Biosciences, Inc., a Delaware corporation (the “Company”) and Mary Beth Harler (“Executive”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.
Employment. Beginning on the Effective Date, Executive will be appointed the Company’s Chief Executive Officer and Executive hereby accepts such appointment and will continue her employment with the Company, upon all the terms and conditions set forth below. Subject to the terms and conditions of the CIC/Severance Policy (defined below), the Company and Executive acknowledge that Executive’s employment is at-will and can be terminated by either party at any time upon written or email notice, with or without cause.
2.
Duties.
(a)
Position. The Company shall employ Executive as its Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”).
(b)
Duties and Responsibilities. Executive shall perform the duties and responsibilities customary for the position of Chief Executive Officer and such other related duties as are lawfully assigned by the Board. Executive shall devote Executive’s full professional efforts and time to the Company. By signing this Agreement, Executive confirms that Executive has no contractual commitments or other legal obligations that would prohibit Executive from performing the duties set forth herein. Beginning on October 1, 2024, while serving as Chief Executive Officer, Executive also will serve on the Board, subject to any required Board or stockholder approvals.
3.
Compensation.
(a)
Base Salary. The Company shall pay Executive a salary at the annualized rate of US $640,000.00, less payroll deductions and required withholdings (“Base Salary”). Base Salary shall be paid periodically in accordance with normal Company payroll practices.
(b)
Bonus. As of the Effective Date, Executive shall, subject to approval of the Board (or the applicable committee thereof), be eligible to receive a target discretionary bonus equal to 55% of Base Salary (the “Bonus”). Executive’s 2024 Bonus will be pro-rated so that the portion of her achieved bonus for the period prior to the Effective Date will be determined based on a target discretionary Bonus equal to 45% of Executive’s Base Salary as in effect prior to the Effective Date and the portion of her achieved Bonus for the period after the Effective Date will be based on a target discretionary Bonus equal to 55% of Executive’s Base Salary on and after the Effective Date. The amount and payment of such Bonus, if any, shall be determined by the Company based on achievement of performance objectives to be determined by the Company in its sole and absolute discretion. If payable, the Bonus shall be paid in accordance with the Company’s Executive Incentive Compensation Plan. Unless determined otherwise by the Board (or the applicable committee thereof), any such Bonus will be subject to Executive’s continued employment through and until the date of payment. Executive’s Bonus and the applicable terms and conditions may be amended from time to time or terminated by the Company in its sole discretion in accordance with the provisions of the Company’s Executive Incentive Compensation Plan.
(c)
Option Grant. The Company has granted, with such grant to be effective on the second day following the Company’s public announcement of Executive’s appointment as the Company’s Chief Executive Officer (the “Grant Date”), assuming Executive’s continued employment through the Grant Date, a stock option (the “Option”) under the Company’s equity compensation plan to purchase 370,000 shares of the Company’s common stock at an exercise price equal to the closing price per share of the common stock on such date. The Option will become exercisable (or “vest”) in equal monthly installments for each month over the course of 48 months following the Effective Date, provided that Executive remains in employment with the Company through each applicable vesting date. The Option will be subject to documentation including the Company’s customary stock option grant terms. In addition, any transactions involving Company shares by Executive will be subject to the Company’s Insider Trading Policy.

(d)
RSU Grant. The Company has granted, with such grant to be effective on the Grant Date, assuming Executive’s continued employment through the Grant Date, an award of restricted stock units (the “RSUs”) under the Company’s equity compensation plan with respect to 185,000 shares, which RSUs will vest as to 1/3rd on November 12, 2026, and on a quarterly basis thereafter over the course of 8 quarters following such date, provided that Executive remains in employment with the Company through each applicable vesting date. The RSUs will be subject to documentation including the Company’s customary RSU grant terms. In addition, any transactions involving Company shares by Executive will be subject to the Company’s Insider Trading Policy.
(e)
Employee Benefits. Executive shall continue to be eligible to participate in any employee benefits plans and executive compensation programs maintained by the Company applicable to similarly situated executives of the Company, including health and disability insurance and vacation. Such eligibility shall be subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.
4.
Severance Benefits. As of the Effective Date, Executive will be eligible to participate in the Company’s Change in Control and Severance Policy (the “CIC/Severance Policy”) at the level of Chief Executive Officer,. The CIC/Severance Policy and the participation agreement under the CIC/Severance Policy, which specify the severance payments and benefits Executive may become entitled to receive in connection with certain qualifying terminations of Executive’s employment with the Company, may be changed by the Company at any time in its sole discretion.
5.
Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, Executive’s beneficiaries, or legal representatives without the Company’s prior written consent; provided, however, that nothing in this subparagraph shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon Executive’s death, or (ii) the executors, administrators, or other legal representatives of Executive or Executive’s estate from assigning any rights hereunder to the person or persons entitled thereunto.
6.
Confidentiality; Assignment of Inventions; Policies. Executive shall continue to be subject to all terms set out in the Employee Confidential Information, Invention Assignment and Arbitration Agreement entered into between her and the Company on January 14, 2022 (the “Confidentiality Agreement”). As an employee of the Company, Executive will be expected to continue to abide by the Company’s policies as communicated to Executive from time to time.
7.
Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets may assume the obligations under this Agreement and agree to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7 or which becomes bound by the terms of this Agreement by operation of law.
8.
Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and assigns.
9.
Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing or email and either delivered in person or sent by first class certified or registered mail, postage prepaid, or by email, if to the Company at the Company’s principal place of business or the email address listed below, and if to Executive, at Executive’s home address most recently filed with the Company, or the email address below, or to such other address as either party shall have designated in writing/email to the other party hereto.
10.
Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.
Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby.
12.
Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.
13.
Entire Agreement; Modifications. This Agreement, together with the Confidentiality Agreement, the Option documentation referenced in Section 3(c), the RSU documentation referenced in Section 3(d), and the CIC/Severance Policy and participant agreement thereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by Executive and a duly authorized officer of the Company or a member of the Board.
14.
Employment and Income Taxes; Advice. All payments made pursuant to this Agreement will be subject to withholding of employment taxes. Executive is responsible for understanding the tax consequences of this Agreement and is not relying on the Company or its representatives for tax advice.

IN WITNESS WHEREOF the Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

IGM BIOSCIENCES, INC., a Delaware corporation

By: /s/ Christina Teng Topsøe

Christina Teng Topsøe

Chair of Corporate Governance and Nominating Committee

EXECUTIVE

/s/ Mary Beth Harler

Mary Beth Harler